Exhibit 99.1
March 16, 2011
Investors May Contact:
Kevin Stitt, Bank of America, 1.704.386.5667
Lee McEntire, Bank of America, 1.704.388.6780
Reporters May Contact:
Scott Silvestri, 1.980.388.9921
scott.silvestri@bankofamerica.com
Mukesh D. Ambani named a Director of Bank of America Corporation
CHARLOTTE — The Bank of America Corporation Board of Directors today appointed as a director Mukesh D. Ambani, Chairman and Managing Director of India-based Reliance Industries Limited. Ambani will stand for election at the 2011 Bank of America annual meeting of shareholders.
“Bank of America’s shareholders will benefit from the global perspective Mr. Ambani brings to our board,” said Charles O. Holliday, Jr., Bank of America Chairman. “He has demonstrated expertise in risk management and strategic planning across a diverse range of businesses, including energy, information and communications technology, and retail networks.”
“I am delighted to join the board of Bank of America,” said Mr. Ambani. “It is a privilege and a great honor for me, as the first non-American citizen to join the board of one of the world’s largest financial institutions. I look forward to contributing to the growth and progress of Bank of America. “
Ambani, 53, has headed Reliance Industries, India’s largest private business enterprise with $44.6 billion in annual revenues and over $70 billion in market capitalization, since 2002. He joined Reliance in 1981; the company developed into India’s first private sector company in the Global Fortune 500. Today, Reliance has global leadership positions in exploration and production, refining and marketing and petrochemicals. Reliance operates a retail network that connects thousands of Indian farmers and suppliers to millions of consumers through more than 1,000 stores across the country.
“Mr. Ambani has a reputation for strategic vision and operational excellence,” said Brian T. Moynihan, Bank of America Chief Executive Officer. “The management team looks forward to benefiting from his judgment and experience.”

Among other affiliations, Ambani is a member of the Indian Prime Minister’s Council on Trade and Industry. He is a member of the Indo-US CEOs Forum, the Co-Chair of the Japan-India Business Leader’s Forum, and India-Russia CEO Council. Ambani is a member of the UN Advocacy Group supporting the implementation of the Millennium Development Goals and serves on the Foundation Board of the World Economic Forum.
Bank of America
Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 57 million consumer and small business relationships with more than 5,800 retail banking offices and approximately 18,000 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.
www.bankofamerica.com
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